Exhibit 99

DOMINION RESOURCES, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended June 30, 2013
(millions, except per share amounts)

Operating Revenue	$12,936

Operating Expenses	10,146

Income from operations	2,790

Other income	241

Interest and related charges	826

Income before income tax expense including noncontrolling interests	$2,205

Income tax expense	780

Net income including noncontrolling interests	1,425

Loss from discontinued operations (including income tax benefit of $706)	(1,151)

Noncontrolling interests	27

Net income attributable to Dominion	$247

Amounts attributable to Dominion:

Income from continuing operations	$1,398

Loss from discontinued operations	(1,151)

Net income attributable to Dominion	$247

Earnings Per Common Share – Basic and Diluted
Income from continuing operations	$2.47
Loss from discontinued operations	(2.00)
Noncontrolling interests	(0.04)

Net income attributable to Dominion	$0.43

Exhibit 99

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended June 30, 2013
(millions)

Operating Revenue	$7,208

Operating Expenses	5,052

Income from operations	2,156

Other income	109

Interest and related charges	362

Income before income tax expense	1,903

Income tax expense	716

Net Income	1,187

Preferred dividends	17

Balance available for common stock	$1,170